Exhibit 5.1

Opinion of Gerald B. Engen, Jr.

May 12, 2011

MYR Group Inc.

1701 W. Golf Road

Rolling Meadows, Illinois 60008

Re: MYR Group Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Vice President, Chief Legal Officer and Secretary of MYR Group Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the filing of a Registration Statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 1,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issuable pursuant to the Company’s 2007 Long-Term Incentive Plan (Amended and Restated as of May 5, 2011)(the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock awards, restricted stock awards other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and the applicable award agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/	Gerald B. Engen, Jr.
Gerald B. Engen, Jr.